Exhibit 10.13

PRIVILEGED AND CONFIDENTIAL

COINSURANCE AGREEMENT

by and between

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

(the “Ceding Company”)

FINANCIAL REASSURANCE COMPANY 2010, LTD

(the “Reinsurer”)

DATED March 31, 2010

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1

ARTICLE II

REINSURANCE

Section 2.1	Reinsurance	9
Section 2.2	Exclusions	9
Section 2.3	Territory	10

ARTICLE III

COMMENCEMENT OF THE REINSURER’S LIABILITY

Section 3.1	Commencement of the Reinsurer’s Liability	10

ARTICLE IV

REINSURANCE PREMIUMS, ALLOWANCES AND OTHER OBLIGATIONS

Section 4.1	Reinsurance Premiums	11
Section 4.2	Allowances	11
Section 4.3	Other Obligations	11
Section 4.4	Third Party Reinsurance	12

ARTICLE V

TAXES

Section 5.1	Guaranty Fund Assessments	12
Section 5.2	Tax Elections	12

ARTICLE VI

CLAIMS

Section 6.1	Notice of Claims	12
Section 6.2	Settlement Authority	12
Section 6.3	Claim Payments	12

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Section 6.4	Misstatement of Age or Sex	12

ARTICLE VII

REINSTATEMENTS

Section 7.1	Reinstatements	13

ARTICLE VIII

ACCOUNTING AND RESERVES

Section 8.1	Monthly Reports	13
Section 8.2	Monthly Account Balance Reports	13
Section 8.3	Settlements	13
Section 8.4	Offset and Recoupment	14
Section 8.5	Currency	14

ARTICLE IX

EXPENSES IN CONNECTION WITH THE REINSURED POLICIES

Section 9.1	Expenses in Connection with the Reinsured Policies	14

ARTICLE X

ERRORS AND OMISSIONS

Section 10.1	Errors and Omissions	14

ARTICLE XI

RECAPTURE

Section 11.1	Recapture	15
Section 11.2	Notice of Recapture	15
Section 11.3	Recapture Fee	16
Section 11.4	Renewal Recapture	16
Section 11.5	Commutation Accounting and Settlement	16
Section 11.6	Limitation on Partial Recaptures	16

ARTICLE XII

ACCESS TO BOOKS AND RECORDS

Section 12.1	Access to Books and Records	17

ARTICLE XIII

INSOLVENCY

Section 13.1	Insolvency	17

ARTICLE XIV

DISPUTE RESOLUTION

Section 14.1	Consent to Jurisdiction	18
Section 14.2	Waiver of Jury Trial	18
Section 14.3	Specific Performance	18

ARTICLE XV

REINSURANCE TRUST ACCOUNT

Section 15.1	Reinsurance Trust Agreement	19
Section 15.2	Investment of Trust Assets	19
Section 15.3	Adjustment of Trust Assets and Withdrawals	19
Section 15.4	Negotiability of Trust Assets	21
Section 15.5	Ceding Company’s Withdrawals	21
Section 15.6	Return of Excess Withdrawals	21
Section 15.7	Costs of Trust	21

ARTICLE XVI

THIRD PARTY BENEFICIARY

Section 16.1	Third Party Beneficiary	21

ARTICLE XVII

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 17.1	Representations and Warranties of the Ceding Company	21
Section 17.2	Covenants of the Ceding Company	23
Section 17.3	Representations and Warranties of the Reinsurer	25

ARTICLE XVIII

INDEMNIFICATION

Section 18.1	Indemnification	26

SCHEDULES

Schedule A	Identification of Reserves

Schedule B	No Conflict or Violation Exceptions

Schedule C	Required Balance

EXHIBITS

Exhibit I	Identification of Reinsured Policies

Exhibit II	Third Party Reinsurance

Exhibit III	Form of Monthly Report

Exhibit IV	Form of Monthly Account Balance Report

Exhibit V	Form of Reinsurance Trust Agreement

Exhibit VI	Factual Information

Exhibit VII	Milliman Report

Exhibit VIII	Investment Guidelines

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COINSURANCE AGREEMENT

This COINSURANCE AGREEMENT (together with the Exhibits hereto, this “Agreement”) is made by and between PRIMERICA LIFE INSURANCE COMPANY OF CANADA, a life insurance company incorporated under the Insurance Companies Act (Canada) (together with its successors and permitted assigns, the “Ceding Company”) having its principal business office located at 2000 Argentia Road, Plaza V, Suite 300, Mississauga, Ontario L5N 2R7 and Financial Reassurance Company 2010, Ltd, a reinsurance company incorporated in Bermuda and registered as an insurer pursuant to the Insurance Act 1978 of Bermuda (together with its successors and permitted assigns, the “Reinsurer”) having its registered office located at the Emporium Building, 69 Front Street, Hamilton HM 12, Bermuda.

WHEREAS, the Ceding Company is authorized to engage in the business of issuing certain life insurance policies and certain related riders;

WHEREAS, the Reinsurer is authorized and registered in Bermuda to conduct long term insurance business;

WHEREAS, the Ceding Company desires to cede to the Reinsurer on an indemnity reinsurance basis certain liabilities with respect to the Reinsured Policies (as defined herein); and

WHEREAS, the Reinsurer is willing to reinsure on an indemnity reinsurance basis the liabilities that the Ceding Company desires to cede hereunder on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer (individually, a “Party” and collectively, the “Parties”) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.  The following terms, when used in this Agreement, shall have the meanings set forth in this Article I.

(a)    “Administrative Practices” shall have the meaning specified in Section 17.2(a).

(b)    “Affiliate” means, with respect to a Party, any entity that controls, is controlled by or is under common control with such Party.

(c)    “Agreement” shall have the meaning specified in the Preamble.

(d)    “Applicable Law” means any domestic or foreign, federal, provincial, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations or guidelines issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any Party, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the Parties.

(e)    “Bermuda Monetary Authority” means the regulatory authority in Bermuda that is responsible for the registration and on-going supervision of the Reinsurer.

(f)    “Business Day” means any day other than a day on which banks in the Province of Ontario or Bermuda are permitted or required to be closed.

(g)    “Ceding Company” shall have the meaning specified in the Preamble.

(h)    “CGAAP” means applicable Canadian generally accepted accounting principles as modified by the requirements, if any, of OSFI.

(i)    “Change of Control” shall have the meaning specified in Section 21.10.

(j)    “Claims” means any and all claims, requests, demands or notices made under a Reinsured Policy for payment of benefits or other obligations, including death benefits, waived premiums, returned premium or any other payments alleged to be due in accordance with the terms and conditions of such Reinsured Policy.

(k)    “Commissions” means the contractual amounts earned by and the bonuses paid to the Ceding Company’s sales representatives in connection with the Reinsured Policies on and after the Effective Date.

(l)    “Commutation Payment” shall have the meaning specified in Section 11.5.

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(m)    “Confidential Information” shall have the meaning specified in Section 21.10.

(n)    “Conversion” means the issuance by the Ceding Company of a new Coverage in replacement of a Coverage under a Reinsured Policy pursuant to an option granted under the terms of such Reinsured Policy; provided, however, in no event shall Conversions include any Renewal.

(o)    “Coverage” means, with respect to any Policy, one or more life insurance coverages issued by the Ceding Company. A single Policy may have multiple Coverages issued to multiple individuals and such multiple Coverages, in turn, may have different Original Initial Level Premium Periods, all within a single Policy.

(p)    “Covered Liabilities” means all liabilities incurred by the Ceding Company under the express terms of the Reinsured Policies (including End of Term Renewals) and all Reinsured ECOs; provided, however, in no event shall Covered Liabilities include any Excluded Liabilities.

(q)    “Direct Premiums” means all premiums actually received from the Policyholders attributable to the Reinsured Policies from and after the Effective Date and waived premiums on such Policies.

(r)    “Effective Date” means January 1, 2010.

(s)    “Eligible Assets” means assets permitted to be vested in trust pursuant to the Reinsurance Trust Agreement and the Investment Guidelines (“Eligible Assets”); provided, however, investments in or issued by an entity controlling, controlled by or under common control with either the Ceding Company or the Reinsurer shall not exceed 5% of total investments. The Eligible Assets are further subject to and limited by, the Investment Guidelines.

(t)    “End of Term Conversion” means, with respect to a Coverage under a Reinsured Policy, a Conversion that occurs (i) at any time during the two year period ending on the last day of the Original Initial Level Premium Period of a Coverage or (ii) after the last day of such period.

(u)    “End of Term Renewal” means a Renewal that occurs at the end of the Original Initial Level Premium Period.

(v)    “Excluded Liabilities” shall have the meaning specified in Section 2.2.

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(w)    “Existing Practice” shall have the meaning specified in Section 17.2(a).

(x)    “Expense Allowance” means an annualized per base policy expense allowance equal to the Reinsurer’s Quota Share multiplied by C$42.50 for each Reinsured Policy payable on a monthly basis, which amount shall be increased (i) by 3% on the first anniversary date of the Effective Date and (ii) thereafter, by a compounded rate equal to the percentage increase, if any, in the labour cost index published by Statistics Canada on each subsequent anniversary date of the Effective Date.

(y)    “Extra-Contractual Obligations” means all liabilities, obligations and expenses not arising under the express terms and conditions of any Reinsured Policy, whether such liabilities, obligations or expenses are owing to an insured, a Governmental Authority or any other Person in connection with such Reinsured Policy, including (a) any liability for punitive, exemplary, consequential, special, treble, tort, bad faith or any other form of extra-contractual damages, (b) damages or claims in excess of the applicable policy limits of the Reinsured Policies, (c) statutory or regulatory damages, fines, penalties, administrative monetary amounts, forfeitures and similar charges of a penal or disciplinary nature, and (d) liabilities and obligations arising out of any act, error or omission, whether or not intentional, in bad faith or otherwise, including any act, error or omission relating to (i) the form, marketing, production, issuance, sale, cancellation or administration of Reinsured Policies or (ii) the failure to pay or the delay in payment of claims, benefits, disbursements or any other amounts due or alleged to be due under or in connection with Reinsured Policies (exclusive of interest on payments to Policyholders, as determined in accordance with the laws of the jurisdiction applicable to such Reinsured Policy). For avoidance of doubt, any liabilities, obligations and expenses relating to any change in the Reinsured Policies arising out of or resulting from litigation, arbitration or settlements will be deemed Extra-Contractual Obligations.

(z)    “Financial Statement Credit” means credit for reinsurance permitted by OSFI on the Ceding Company’s financial statements and MCCSR calculations filed with OSFI with respect to the Reinsured Policies as though licensed reinsurance was provided.

(aa)    “Governmental Authority” means any federal, provincial, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority or self-regulatory organization, board or body, including OSFI and other insurance regulatory authorities.

(bb)    “Indemnification Claims” shall have the meaning specified in Section 18.1.

(cc)    “Investment Guidelines” means the investment guidelines attached as Exhibit VIII.

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(dd)    “Initial Ceding Commission” means the sum of C$74,000,000 as determined in accordance with the actuarial report originally dated October 21, 2009 and revised as of November 25, 2009.

(ee)    “Market Value” shall have the meaning specified in the Reinsurance Trust Agreement.

(ff)    “MCCSR” means minimum continuing capital and surplus requirements determined in accordance with the MCCSR Guideline.

(gg)    “MCCSR Guideline” means Guideline A - entitled “Minimum Continuing Capital and Surplus Requirements for Life Insurance Companies dated December 2009.

(hh)    “Milliman” shall have the meaning specified in Section 17.1(e).

(ii)    “Milliman Information” shall have the meaning specified in Section 17.1(e).

(jj)    “Milliman Report” shall mean the report attached hereto as Exhibit VII.

(kk)    “Monthly Account Balance Report” shall have the meaning specified in Section 8.2.

(ll)    “Monthly Report” shall have the meaning specified in Section 8.1.

(mm)    “Net Premium” shall have the meaning specified in Section 4.1(b).

(nn)    “Original Initial Level Premium Period” means, with respect to each Reinsured Policy, the period beginning with the original issue date of a Coverage and ending with the first premium increase date identified within such Reinsured Policy on which premiums for such Coverage will increase without a corresponding increase in the terms or limits of such Coverage.

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(oo)    “OSFI” means the Office of the Superintendent of Financial Institutions, Canada.

(pp)    “Parties” shall have the meaning specified in the Preamble.

(qq)    “Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(rr)    “Policies” means term life insurance base policies and riders thereto issued by the Ceding Company.

(ss)    “Policyholders” means the owners or holders of one or more of the Reinsured Policies.

(tt)    “Premium Taxes” means any Taxes imposed on premiums relating to the Reinsured Policies.

(uu)    “Prime Rate” means, as of any day, a fluctuating interest rate per annum equal to the “prime” rate of interest announced publicly by The Royal Bank of Canada. If the Royal Bank of Canada does not publicly announce a prime rate, the Ceding Company and the Reinsurer (or its designee) shall jointly select another bank that publicly announces a prime rate and the prime rate publicly announced by that bank shall be used.

(vv)    “Primerica” means Primerica, Inc., a Delaware corporation.

(ww)    “Recapture Fee” shall have the meaning specified in Section 11.3.

(xx)    “Recapture Notice” shall have the meaning specified in Section 11.2.

(yy)    “Reinstatement” shall have the meaning specified in Section 7.1.

(zz)    “Reinsurance Trust Account” shall have the meaning specified in Section 15.1.

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(aaa)    “Reinsurance Trust Account Balance” means, as of the last day of each calendar quarter following the date hereof, the aggregate Market Value as of such date of the Eligible Assets maintained in the Reinsurance Trust Account.

(bbb)    “Reinsurance Trust Agreement” shall have the meaning specified in Section 15.1.

(ccc)    “Reinsured ECOs” means (i) Extra-Contractual Obligations paid by the Ceding Company to a single (or joint) policyholder or beneficiary in the ordinary course of business, consistent with prudent business practices and (ii) Extra-Contractual Obligations arising in circumstances where the Reinsurer is an active party and directs or consents to the act, omission or course of conduct occurring after the date hereof that resulted in such Extra-Contractual Obligation; provided, however, that Reinsured ECOs shall not include any liabilities: (x) relating to class actions of any kind; (y) relating to sales, marketing or distribution practices of the Ceding Company or its sales representatives directed or applied to any specific class of policyholders, as indicated on the underwriting records of the Ceding Company; or (z) relating to or based on violations of, or noncompliance with, Applicable Law by the Ceding Company.

(ddd)    “Reinsured Policies” means Policies issued (i) on the policy forms identified in Exhibit I and riders thereto in force as of 11:59 p.m. (EST) on December 18, 2009; and (ii) as a result of any Conversions thereto, but not including any End of Term Conversions arising from Coverages with an Original Initial Level Premium Period ending on or after January 1, 2017. For greater certainty, the Reinsured Policies do not include any segregated fund business.

(eee)    “Reinsurer” shall have the meaning specified in the Preamble.

(fff)    “Reinsurer’s Quota Share” means eighty percent (80%) or such other percentage as modified to reflect a partial recapture of the Reinsurer’s Quota Share of the Reinsured Policies pursuant to the terms and conditions specified in Article XI.

(ggg)    “Renewal” means the continuation of coverage under a Reinsured Policy after the end of the Original Initial Level Premium Period of such coverage in accordance with the terms of the Reinsured Policy.

(hhh)    “Renewal Recapture Right” shall have the meaning specified in Section 11.4.

(iii)    “Representatives” shall have the meaning specified in Section 12.1.

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(jjj)    “Required Balance” means, as of any date, the amount equal to the greater of (i) the Reinsurer’s Quota Share of the Subject Reserves with respect to the Reinsured Policies, and (ii) the amount of assets held in trust necessary at any particular point in time under the MCCSR Guideline in order for the Ceding Company to take full Financial Statement Credit for the unlicensed reinsurance in the same manner as if licensed reinsurance was being provided that enables the Ceding Company to maintain its OSFI target capital ratio as well as to be able to meet all Dynamic Capital Adequacy Testing adverse scenarios that may be required by OSFI with respect to the Reinsurer’s Quota Share of the Subject Reserves. For greater certainty, the amount of Trust Assets held in trust shall at no time be less than a minimum of an amount equal to 100% of the aggregate liability ceded (if greater than zero) plus 70% of the offsetting reserves ceded (MCCSR Guideline section 1.2.3.2) plus 150% of the Regulatory Required Capital for the Ceded Business as defined by the MCCSR Guideline, as calculated in Schedule C hereto as of December 31. 2009.

(kkk)    “Required Regulatory Capital” means the amount of capital necessary to be maintained by the Ceding Company under the MCCSR Guideline with respect to the Subject Reserves.

(lll)    “Subject Reserves” means, as of any date, all reserves set forth on Schedule A as of such date corresponding to liabilities of a type or kind identified as Covered Liabilities, related to the Reinsured Policies, such amount as determined by the Ceding Company in accordance with the methodologies used by the Ceding Company to calculate such amounts for purposes of its financial statements prepared in accordance with CGAAP, or such other accounting standards as may be applicable during the term of this agreement, and generally consistent with past practices as of all dates without giving effect to this Agreement or as may otherwise be required to be maintained pursuant to the Insurance Companies Act (Canada) and its applicable regulations as well as any instructions, advisories or guidelines issued by OSFI, including the MCCSR Guideline.

(mmm)    “Superintendent” means the Superintendent of Financial Institutions (Canada).

(nnn)    “Tax Authority” means the Canada Revenue Agency and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

(ooo)    “Taxes” means all forms of taxation, whether of Canada or elsewhere and whether imposed by a local, municipal, provincial, state, federal, foreign or other body or instrumentality, and shall include, without limitation, income, excise, sales, use, gross receipts, value added and premium taxes, together with any related interest, penalties and additional amounts imposed by any taxing authority.

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(ppp)    “Then Current Practice” shall have the meaning specified in Section 17.2(a).

(qqq)    “Third Party Reinsurance” means reinsurance of the Reinsured Policies placed with third party reinsurers, as identified and summarized in Exhibit II (as such Exhibit II may be amended from time to time).

(rrr)    “Third Party Reinsurance Premiums” means all premiums paid by the Ceding Company on or after the Effective Date for coverage under Third Party Reinsurance, net of refunds of unearned premiums on lapse (except that the refund of unearned premiums shall only apply for premiums payable under Third Party Reinsurance on or after the Effective Date).

(sss)    “Top-Up Notice” shall have the meaning specified in Section 8.3.

(ttt)    “Trust Assets” shall have the meaning specified in Section 15.2(a).

(uuu)    “Trustee” shall have the meaning specified in Section 15.1.

ARTICLE II

REINSURANCE

Section 2.1    Reinsurance.  Subject to the terms and conditions of this Agreement, the Ceding Company hereby cedes on an indemnity basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to reinsure on an indemnity basis, the Reinsurer’s Quota Share of the Covered Liabilities, provided, however, in the event of a recapture involving a pro rata portion of the Reinsurer’s Quota Share of the Reinsured Policies pursuant to Article XI hereof, the Reinsurer’s Quota Share of the Covered Liabilities will be proportionately reduced. The Reinsurer’s Quota Share of Covered Liabilities shall be reduced, but not below zero, by the Reinsurer’s Quota Share of Third Party Reinsurance for Covered Liabilities in accordance with the respective terms thereof, to the extent such Third Party Reinsurance is actually collected.

Section 2.2    Exclusions.  Notwithstanding any provision of this Agreement to the contrary, the Reinsurer shall not be liable for any liabilities or obligations of the Ceding Company that are not Covered Liabilities, including:

(a)    liabilities relating to benefits, including, but not limited to, terminal illness benefits, other than life insurance death benefits, any related waiver of premium coverages and write-offs of terminal illness policy loan balances;

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(b)    any liabilities resulting from any coverage added after the Effective Date to a Reinsured Policy that is not a Conversion or Renewal or otherwise required or permitted by the terms of such Reinsured Policy in effect on the Effective Date, unless such additional coverage is required by applicable law or has been approved in writing in advance by the Reinsurer;

(c)    any liabilities relating to deaths occurring prior to the Effective Date;

(d)    Extra-Contractual Obligations, other than Reinsured ECOs;

(e)    any loss or liabilities relating to or arising from the Ceding Company’s Retained Asset Account for the Reinsured Policies;

(f)    any losses or liabilities arising under any End of Term Conversion occurring on or after January 1, 2017;

(g)    any loss or liabilities relating to or arising from actions taken by the Ceding Company without the consent of the Reinsurer as required by Section 17.2(b) hereof;

(h)    any loss or liabilities relating to or arising from claims made, or lawsuits brought, by agents of the Ceding Company; and

(i)    all liabilities or obligations of any kind or nature whatsoever that do not relate to the Reinsured Policies (collectively, (a)-(i) constitute the “Excluded Liabilities”).

Section 2.3    Territory.  The reinsurance provided under this Agreement shall apply to the Covered Liabilities covering lives and risks wherever resident or situated.

ARTICLE III

COMMENCEMENT OF THE REINSURER’S LIABILITY

Section 3.1    Commencement of the Reinsurer’s Liability.  Except as otherwise set forth in this Agreement, the Reinsurer’s liability under this Agreement shall attach simultaneously with that of the Ceding Company, and all reinsurance with respect to which the Reinsurer shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, and to the same modifications, alterations, cancellations and receivables under Third Party Reinsurance, as the respective Reinsured Policies to which liability under this Agreement attaches, the true intent of this Agreement being

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that the Reinsurer shall, in every case to which liability under this Agreement attaches, and always subject to the Excluded Liabilities, follow the fortunes of the Ceding Company.

ARTICLE IV

REINSURANCE PREMIUMS, ALLOWANCES AND OTHER OBLIGATIONS

Section 4.1    Reinsurance Premiums.

(a)    On the date hereof, as consideration for the reinsurance provided hereunder, the Ceding Company shall transfer to the Reinsurance Trust Account on behalf of the Reinsurer an amount equal to the Reinsurer’s Quota Share of the Subject Reserves, if positive, and advance premiums attributable to the Reinsured Policies as of the Effective Date and the Reinsurer shall pay to the Ceding Company an amount equal to the Initial Ceding Commission and the value of the Reinsurer’s Quota Share of the Subject Reserves, to the extent such reserves are negative. For greater certainty, the Ceding Company shall retain all reserves, if any, established with respect to Excluded Liabilities. Any Eligible Assets shall be free of all liens, charges or encumbrances, and assigned or endorsed in blank by the Ceding Company to the Trustee in order to transfer absolutely and unequivocally all right, title and interest in such assets.

(b)    As additional consideration for the reinsurance provided herein, on a monthly basis during the term of this Agreement, the Ceding Company shall pay to the Reinsurer the Reinsurer’s Quota Share of Direct Premiums net of the Reinsurer’s Quota Share of Third Party Reinsurance Premiums (the “Net Premium”). The Net Premium shall be paid in accordance with Article VIII.

Section 4.2    Allowances.  At each month end following the date hereof, the Reinsurer shall pay the Ceding Company the Expense Allowance calculated on the basis of the number of Reinsured Policies in force on such date. The number of Reinsured Policies in force for each calendar month shall be determined by adding the number of Reinsured Policies in force on the last day of the prior calendar month (or December 18, 2009 for the initial calculation) and the number of Reinsured Policies in force on the last day of the current calendar month and dividing that total by two (2); provided, however, if there are any End of Term Renewals, the Expense Allowance for the Reinsured Policies associated with such End of Term Renewals that start after December 31, 2016 will be zero. The Expense Allowance shall be payable in accordance with Article VIII.

Section 4.3    Other Obligations.  On a monthly basis during the term of this Agreement, the Reinsurer shall pay the Ceding Company the Reinsurer’s Quota Share of the following amounts: (i) 2.1% of premiums collected for such month in connection with the Reinsured Policies as a provision for Premium Taxes incurred by the Ceding Company; (ii) C$50 for each new Conversion which results in the issuance of a Reinsured Policy (including the issuance of one or more riders to a base Policy); (iii) Commissions for each Reinsured Policy; and (iv) any out-of-pocket underwriting fees associated with Reinstatements.

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Section 4.4    Third Party Reinsurance.  The Ceding Company shall pay to the Reinsurer the Reinsurer’s Quota Share of all ceding commissions and any Premium Tax or other expense allowances collected by the Ceding Company from the reinsurers under Third Party Reinsurance.

ARTICLE V

TAXES

Section 5.1    Guaranty Fund Assessments.  Except as provided in Section 4.2, the Reinsurer shall not reimburse the Ceding Company for any guaranty fund assessments arising on account of premiums on the Reinsured Policies.

Section 5.2    Tax Elections.  The parties agree to make all necessary tax elections to facilitate the intent of this Agreement or the transactions contemplated hereby.

ARTICLE VI

CLAIMS

Section 6.1    Notice of Claims.  Claim amounts less than or equal to C$250,000 (net of amounts recoverable under Third Party Reinsurance) will be reported by the Ceding Company to the Reinsurer on a bordereau basis, and all other Claims shall be reported on an individual basis, in each case in accordance with Section 8.1.

Section 6.2    Settlement Authority.  The Ceding Company shall have full authority to determine liability on any Claim reinsured hereunder and may settle losses as it deems appropriate, but in so doing it shall act with the skill and diligence commonly expected from qualified personnel performing such duties for Canadian life insurance companies and consistent with the Ceding Company’s Then Current Practice.

Section 6.3    Claim Payments.  Following receipt by the Reinsurer of the Monthly Report setting forth the Ceding Company’s payment of any Covered Liabilities reinsured hereunder, the Reinsurer shall make payment of the Reinsurer’s Quota Share of the Covered Liabilities in accordance with Article VIII.

Section 6.4    Misstatement of Age or Sex.  In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any Reinsured Policy because of an overstatement or understatement of age or misstatement of sex, established during the life, or after the death, of the insured, the Reinsurer will share in such increase or reduction in proportion to the Reinsurer’s Quota Share.

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ARTICLE VII

REINSTATEMENTS

Section 7.1    Reinstatements.  If a Reinsured Policy is reinstated in accordance with its terms and the Ceding Company’s reinstatement rules as in effect on the Effective Date (a “Reinstatement”), the reinsurance of such Reinsured Policy will be restored as if no change had occurred. In such a case, the Ceding Company shall promptly pay the Reinsurer the Reinsurer’s Quota Share of the Net Premiums attributable to such Reinstatement.

ARTICLE VIII

ACCOUNTING AND RESERVES

Section 8.1    Monthly Reports.  Within twenty (20) Business Days after the end of each calendar month, the Ceding Company shall deliver to the Reinsurer the following monthly reports (each a “Monthly Report”) substantially in the form set forth in Exhibit III hereto: i) Monthly Settlement Report; (ii) Policy Exhibit; (iii) Reserve Report; (iv) Claim Reserve Report; (v) Bordereau Report; and (vi) Non-Bordereau Claims Report it being understood that the initial Monthly Report shall be for the period from the Effective Date to the last day of the month in which this Agreement is executed.

Section 8.2    Monthly Account Balance Reports.  No later than ten (10) Business Days after the end of each calendar month, the Ceding Company shall prepare and deliver to the Reinsurer a report in the form and containing the information set forth in Exhibit IV (each a “Monthly Account Balance Report”).

Section 8.3    Settlements.

(a)    All monthly settlements shall be effected as follows: (i) if the Monthly Report shows that the Ceding Company owes the Reinsurer a positive amount, the Ceding Company will pay the amount owed simultaneously with the delivery to the Reinsurer of the Monthly Report and (ii) if the Monthly Report shows that the Reinsurer owes the Ceding Company a positive amount, the Reinsurer shall pay the amount owed within twenty (20) Business Days after receiving the Monthly Report, it being understood that, for purposes of this Section 8.3(a), appropriate adjustments shall be made for withdrawals and reimbursements made during the month by the Ceding Company pursuant to Sections 15.5 and 15.6.

(b)    If the Reserve Report provided to the Reinsurer for the last month of a calendar quarter, which report shall be prepared in accordance with CGAAP, shows that the Reinsurance Trust Account Balance is less than the Required Balance or if at any time specified by OSFI the Reinsurance Trust Account Balance is less than the Required Balance, the Ceding Company shall provide notice to the Reinsurer of the failure by the Reinsurer to ensure the Reinsurance Trust Account Balance equals or exceeds the Required Balance as of the end of the immediately preceding calendar quarter or such other time as OSFI has specified, the Ceding

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Company shall notify the Reinsurer of the amount of the deficiency along with a copy of the applicable Monthly Report (the “Top-Up Notice”). The Top-Up Notice shall be delivered to the Reinsurer at the same time as the copy of the Monthly Report for the same calendar quarter.

(c)    All settlements of account between the Ceding Company and the Reinsurer shall be made in cash or its equivalent.

Section 8.4    Offset and Recoupment.  Each Party, at its option, may offset or recoup any balance or balances, whether on account of premiums, Expense Allowances, claims and losses or amounts otherwise due from one Party to the other under this Agreement, or as a result of damages awarded to either Party pursuant to litigation or otherwise, which shall be deemed mutual debts or credits, as the case may be; provided, however, that the Party electing such right with respect to matters not reflected in the Monthly Reports shall notify the other Party in writing of its election to do so. This Section 8.4 shall not be modified or reconstrued due to the insolvency, liquidation, rehabilitation, conservatorship or receivership of either Party.

Section 8.5    Currency.  All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in Canadian dollars. All payments and all settlements of account between the Parties shall be in Canadian currency unless otherwise agreed by the Parties.

ARTICLE IX

EXPENSES IN CONNECTION WITH THE REINSURED POLICIES

Section 9.1    Expenses in Connection with the Reinsured Policies.  The Ceding Company shall pay for all expenses and charges incurred in connection with the Reinsured Policies including medical examinations, inspection fees, and other fees. Except as provided in Section 4.2 and Section 4.3, such amounts shall not be reimbursed by the Reinsurer.

ARTICLE X

ERRORS AND OMISSIONS

Section 10.1    Errors and Omissions.  Subject to the terms of this Agreement, neither Party hereto shall be prejudiced in any way by inadvertent errors or omissions made by such Party in connection with this Agreement provided such errors and omissions are corrected promptly following discovery thereof. Upon the discovery of an inadvertent error or omission by either Party hereto, appropriate adjustments shall be made as soon as practicable to restore the Parties to the fullest extent possible to the position they would have been in had no such inadvertent error or omission occurred.

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ARTICLE XI

RECAPTURE

Section 11.1    Recapture.  The Ceding Company may in accordance with the provisions of this Article XI recapture, in its sole discretion, all or a pro rata portion of all of the Reinsurer’s Quota Share of the Reinsured Policies upon the occurrence of one of the following events:

(a)    If the Reinsurer becomes insolvent;

(b)    If the Bermuda Monetary Authority takes control of the assets of the Reinsurer and/or cancels or significantly restricts the conditions of the Reinsurer’s license;

(c)    If either the Bermuda Monetary Authority, Petitioning Creditor(s) or the Reinsurer institutes a proceeding or petition for, the appointment of a liquidator of the Reinsurer;

(d)    If the Reinsurer fails to take steps reasonably satisfactory to the Ceding Company to assure the Ceding Company of full Financial Statement Credit for the Reinsured Policies within forty-five (45) calendar days of Reinsurer’s receipt of written notice from the Ceding Company that the Ceding Company has been advised by any Governmental Authority that the Governmental Authority will deny or has denied Financial Statement Credit on any financial statement filed by the Ceding Company with such Governmental Authority;

(e)    If the Reinsurer is in material breach of any other representation, warranty or covenant under this Agreement and the Reinsurer fails to cure any such material breach of any representation, warranty or covenant hereunder within sixty (60) calendar days of receipt of written notice of such breach by the Reinsurer; or

(f)    If the Reinsurer fails in any material respects to fund the Reinsurance Trust Account to the amount required after receipt of the Top-Up Notice under Section 15.3(c) within the time period specified therein, and the Reinsurer fails to cure any such funding deficiency within twenty (20) Business Days of receipt of written notice of such funding deficiency by the Reinsurer.

Section 11.2    Notice of Recapture.  The Ceding Company shall notify the Reinsurer in writing of the reasons for, and the effective date of, the recapture at least ninety (90) calendar days prior to the effective date of recapture (the “Recapture Notice”); provided, however, that the recapture shall not be deemed to be consummated until the final accounting described in Section 11.4 of this Article XI has been completed and the Reinsurer has paid the Commutation Payment, if any.

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Section 11.3    Recapture Fee.  The Ceding Company shall pay a recapture fee (the “Recapture Fee”) to the Reinsurer upon (i) the occurrence of any recapture of the Reinsured Policies pursuant to Section 11.1(d) if such recapture was triggered by the inability of the Ceding Company to obtain full Financial Statement Credit for the Reinsured Policies due to actions taken by the Ceding Company or its Affiliates; provided, however, that if the Reinsurer is in material breach of any representation, warranty or covenant under this Agreement at the time a recapture is triggered under Section 11.1(d), no Recapture Fee will be due and payable by the Ceding Company or (ii) termination of this Agreement under Section 20.3(a). The Recapture Fee shall be equal to an amount to be determined by an actuarial appraisal prepared by a nationally recognized independent actuarial firm in accordance with methodologies agreed upon by the Ceding Company and Reinsurer to determine the value of the Reinsured Policies at such time in a manner consistent with the valuation of the Reinsured Policies as set forth in the Milliman Report and consistent with the determination of the Initial Ceding Commission based on such valuation.

Section 11.4    Renewal Recapture.  The Ceding Company shall also have the right, upon prior written notice to the Reinsurer, to recapture, in its sole discretion, all or a pro rata portion of End of Term Renewals arising from Policies with an Original Initial Level Premium Period ending on or after January 1, 2017 (the “Renewal Recapture Right”). No Recapture Fee is payable in connection with the recapture of any End of Term Renewal.

Section 11.5    Commutation Accounting and Settlement.  In the event of any recapture under this Article XI, the Reinsurer shall pay to the Ceding Company an amount equal to (i) the Reinsurer’s Quota Share of the Subject Reserves and advance premiums, if applicable, attributable to the Reinsured Policies being recaptured, calculated as of the effective date of the recapture set forth in the Recapture Notice, minus (ii) any amounts due to the Reinsurer but unpaid under this Agreement, including the Recapture Fee, if any, and net deferred premiums; plus (iii) any amounts due to the Ceding Company but unpaid under this Agreement (collectively, the “Commutation Payment”); provided, however, that, if the amount calculated pursuant to clause (ii) of this subsection exceeds the amounts calculated pursuant to clauses (i), (ii) and (iii) of this subsection, the Ceding Company shall pay to the Reinsurer the amount of such excess. Following recapture and payment to the appropriate Party of the net Commutation Payment required hereunder, neither Party shall have further liability to the other Party hereunder with respect to the recaptured business.

Section 11.6    Limitation on Partial Recaptures.  Notwithstanding the provisions of Sections 11.1, the Ceding Company shall not be permitted to effect a partial recapture pursuant to Section 11.1 if, after giving effect to the recapture, the Subject Reserves would be less than C$75,000,000.

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ARTICLE XII

ACCESS TO BOOKS AND RECORDS

Section 12.1    Access to Books and Records.

(a)    The Ceding Company shall, upon reasonable notice and subject to Applicable Law, provide to the Reinsurer and the counsel, financial advisors, accountants, actuaries and other representatives of the Reinsurer (the “Representatives”) access, at the Reinsurer’s sole cost and expense, to review, inspect, examine and reproduce the Ceding Company’s books, records, accounts, policies, practices and procedures, including underwriting, policy, claims administration guidelines and sales and Conversion practices, relating to the Reinsured Policies, including any audits and self assessments conducted by the Ceding Company as well as any unaudited information provided to Primerica in connection with Primerica’s public company reporting requirements, at the place such records are located, and to discuss such matters with the employees, external auditors and external actuaries of the Ceding Company that are knowledgeable about such records, without undue disruption of the normal operations of the Ceding Company.

(b)    The Reinsurer and its Representatives shall have the right, at its sole cost and expense, to conduct audits from time to time, upon reasonable notice to the Ceding Company, of the relevant books, records, accounts, policies, practices and procedures, including underwriting, policy, claims administration guidelines and sales and Conversion practices of the Ceding Company relating to the Reinsured Policies. Reinsurer shall also have the right, at any time it deems necessary, to request that the Ceding Company provide a copy of specific Claim files for the Reinsurer’s review. The Reinsurer’s requests will be limited to paid or settled Claims with a Claim amount greater than C$250,000.

(c)    The Reinsurer shall reimburse the Ceding Company for any reasonable out-of-pocket costs that the Ceding Company incurs in providing assistance to the Reinsurer and its Representatives in connection with this Section 12.1.

(d)    The Ceding Company shall use its reasonable best efforts to assist and cooperate with the Reinsurer and its Representatives in providing access to the relevant in force files, experience data, books, records and accounts of the Ceding Company relating to the Reinsured Policies.

ARTICLE XIII

INSOLVENCY

Section 13.1    Insolvency.  In the event of the insolvency of the Ceding Company, payments due the Ceding Company on all reinsurance made, ceded, renewed or otherwise

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becoming effective under this Agreement shall be payable by the Reinsurer on the basis of claims filed and allowed in the liquidation proceeding under the Reinsured Policies without diminution because of the insolvency of the Ceding Company, either directly to the Ceding Company or to its domiciliary liquidator, receiver or statutory successor, except where the Reinsurer, with the consent of the Policyholder and in conformity with Applicable Law, has assumed the Ceding Company’s obligations as direct obligations of the Reinsurer to the payees under the Reinsured Policies and in substitution for the obligations of the Ceding Company to the payees. It is understood, however, that in the event of the insolvency of the Ceding Company, the liquidator or receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of any impending Claim against the Ceding Company on a Reinsured Policy within a reasonable period of time after such Claim is filed in the insolvency proceedings and that during the pendency of such Claim the Reinsurer may, at its own expense, investigate such Claim and interpose, in the proceeding where such Claim is to be adjudicated any defense or defenses which it may deem available to the Ceding Company or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XIV

DISPUTE RESOLUTION

Section 14.1    Consent to Jurisdiction.  Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the Province of Ontario for the purposes of enforcing this Agreement. The Parties shall take such actions as are within their control to cause any disputes as described in the preceding sentence to be assigned to the Commercial List of the Ontario Superior Court of Justice in Toronto. In any action, application or other proceeding, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of the courts of Ontario, that such action, application or proceeding is brought in an inconvenient forum or that the venue of such action, application or other proceeding is improper. Each of the Parties hereto also agrees that any final order or judgment for which there are no further rights of appeal against any Party hereto in connection with any action, application or other proceeding as contemplated in this Article XIV shall be conclusive and binding on such Party and that such order or judgment may be enforced in any court of competent jurisdiction, either within or outside of Canada or Bermuda. A certified copy of such order or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 14.2    Waiver of Jury Trial.  Each of the Parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 14.3    Specific Performance.  The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be

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caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies each other Party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

ARTICLE XV

REINSURANCE TRUST ACCOUNT

Section 15.1    Reinsurance Trust Agreement.  On the date hereof, in accordance with the standard form reinsurance trust agreement issued by OSFI to be entered into between Ceding Company, the Reinsurer, OSFI and the trustee (the “Trustee”) in the form attached hereto as Exhibit V (as such agreement may be amended from time to time in writing by mutual consent of OSFI, the Ceding Company, the Reinsurer and the trustee thereunder, the “Reinsurance Trust Agreement”), the Reinsurer, as grantor, shall create a trust account (the “Reinsurance Trust Account”) naming the Ceding Company as sole beneficiary thereof. The Reinsurance Trust Account shall initially be funded with Trust Assets the Market Value of which (as of the date hereof) is at least equal to the Required Balance as of the Effective Date. The Trust Assets must be maintained at all times in accordance with the terms and conditions of the Reinsurance Trust Agreement, the Insurance Companies Act (Canada), its applicable regulations and any applicable instructions, advisories or guidelines issued by OSFI.

Section 15.2    Investment of Trust Assets.

(a)    The assets held in the Reinsurance Trust Account (the “Trust Assets”) shall consist of Eligible Assets.

(b)    The Reinsurer shall appoint either a third-party investment manager or a Citigroup Inc. affiliate to manage the assets held in the Reinsurance Trust Account, pursuant to an investment management agreement in a form acceptable to the Ceding Company. The Reinsurer shall be responsible for all fees arising from the services provided by such third-party investment manager or Citigroup Inc. affiliate.

Section 15.3    Adjustment of Trust Assets and Withdrawals.

(a)    Any adjustments of Trust Assets or withdrawals of Trust Assets from the Reinsurance Trust Account shall be in compliance with the terms of the Reinsurance Trust Agreement.

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(b)    The amount of Trust Assets to be maintained in the Reinsurance Trust Account shall be adjusted following the end of each calendar quarter or at such other time as OSFI may specify in accordance with the Reserve Report for the last calendar month of each calendar quarter provided to the Reinsurer pursuant to the terms of Section 8.1 or the instructions of OSFI. Such report shall set forth the amount by which the Reinsurance Trust Account Balance equals or exceeds the Required Balance, in each case as of the end of the immediately preceding calendar quarter or at such other time as OSFI may specify.

(c)    If the Reinsurance Trust Account Balance exceeds 105% of the Required Balance, in each case as of the end of the immediately preceding calendar quarter or at such other time as OSFI may specify, then the Reinsurer shall have the right to seek approval from the Ceding Company (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed) and from OSFI to withdraw the excess.

(d)    The Reinsurer shall, no later than twenty (20) Business Days following receipt of the Top-Up Notice or at such earlier time as OSFI may specify, place additional Trust Assets into the Reinsurance Trust Account so that the Reinsurance Trust Account Balance, as of the date such additional Trust Assets are so placed, is no less than the Required Balance as of the end of the immediately preceding calendar quarter or at such other time as OSFI may specify.

(e)    Without limitation of the other provisions of this Section 15.3, subject to obtaining the Ceding Company’s prior consent (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed) and OSFI’s prior consent, the Reinsurer may remove Trust Assets from the Reinsurance Trust Account; provided, however, that the Reinsurer, at the time of such withdrawal, replaces the withdrawn assets with Trust Assets permitted under the terms of the Reinsurance Trust Agreement and by OSFI and having a Market Value equal to or greater than the Market Value of the Trust Assets withdrawn so that the Reinsurance Trust Account Balance, as of the date of such withdrawal, is no less than the Required Balance as of the end of the immediately preceding calendar quarter or such other time as OSFI may specify.

(f)    Unless the Trustee is otherwise directed in writing by OSFI:

(i)    the Reinsurer shall be entitled to all income on the assets held in the Reinsurance Trust Account collected by the Trustee, as the same is collected; and

(ii)    the Reinsurer shall be entitled at all times to exercise, through such officer or other person designated by it, the right of attending, acting and voting at meetings of corporations or security holders or otherwise in respect of the assets held in the Reinsurance Trust Account.

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Section 15.4    Negotiability of Trust Assets.  Prior to depositing Trust Assets with the Trustee, the Reinsurer shall execute all assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon direction of the Ceding Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

Section 15.5    Ceding Company’s Withdrawals.  The Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) may only withdraw Trust Assets pursuant to the terms of the Reinsurance Trust Agreement.

Section 15.6    Return of Excess Withdrawals.  The Ceding Company shall return to the Reinsurer, within five (5) Business Days, assets withdrawn in excess of all amounts due under Section 15.5. Any assets subsequently returned shall include interest at the Prime Rate applied on a daily basis for the amounts returned.

Section 15.7    Costs of Trust.  The cost of maintaining the Reinsurance Trust Account shall be borne by the Reinsurer.

ARTICLE XVI

THIRD PARTY BENEFICIARY

Section 16.1    Third Party Beneficiary.  Nothing in this Agreement or the Reinsurance Trust Agreement is intended to give any person, other than the Parties to such agreements, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or the Reinsurance Trust Agreement or any provision contained therein.

ARTICLE XVII

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 17.1    Representations and Warranties of the Ceding Company.

(a)    Organization, Standing and Authority of the Ceding Company.  The Ceding Company is a life insurance company duly organized, validly existing and in good standing under the federal laws of Canada, and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted. The Ceding Company has obtained all authorizations and approvals required under Applicable Law to enter into and perform the obligations contemplated of the Ceding Company under this Agreement.

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(b)    Authorization.  The Ceding Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Ceding Company of this Agreement, and the performance by the Ceding Company of its obligations under this Agreement, have been duly authorized by all necessary corporate action and do not require any further authorization, action or consent of the Ceding Company. This Agreement, when duly executed and delivered by the Ceding Company, subject to the due execution and delivery by the Reinsurer, will be a valid and binding obligation of the Ceding Company, enforceable against the Ceding Company in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting enforcement of creditors’ rights and to general equity principles.

(c)    No Conflict or Violation.  Except as set forth in Schedule B, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the respective terms and conditions hereof will not (a) violate any provision of the Letters Patent or Bylaws of the Ceding Company, (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which the Ceding Company is a party, or (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Authority against, or binding upon, or any agreement with, or condition imposed by, any Governmental Authority, foreign or domestic, binding upon the Ceding Company.

(d)     Absence of Litigation.  There is no action, suit, proceeding or investigation pending or threatened that questions the legality of the transactions contemplated by this Agreement or that would prevent consummation of the transactions contemplated by this Agreement or the performance by the Ceding Company of its obligations hereunder.

(e)    Milliman Information True and Complete.

(i)    To the best of the Ceding Company’s knowledge, all information and data supplied to Milliman Inc. (“Milliman”) identified on Exhibit VI-A hereto (the “Milliman Information”) was true, accurate and complete in all material respects as of the date the document containing such Milliman Information was provided to Milliman by the Ceding Company; provided, however, the Parties acknowledge that no representation or warranty has been made to the Reinsurer or any of its Affiliates or Representatives with respect to the truth, accuracy and completeness of any assumptions, projections, or estimates either provided by the Ceding Company or underlying any of the studies prepared by the Ceding Company in connection with the Milliman Information except that the Ceding Company represents and warrants that such assumptions, projections or estimates were the ones actually utilized by the Ceding Company for the purposes stated in Exhibit VI. The Milliman Information was compiled in a commercially reasonable manner given the intended purpose.

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(ii)    The financial data supplied to Milliman identified on Exhibit VI-B hereto presents fairly, in all material respects, the financial condition and results of operations of the Ceding Company as of and for the periods specified therein in accordance with CGAAP, or such other accounting standards as may be applicable during the term of this agreement, consistently applied.

(f)    Coverage Information.  The Reinsured Policies information identified in Exhibit I is true, accurate and complete in all material respects.

(g)    Good and Marketable Title to Eligible Assets.  The Ceding Company will have good and marketable title, free and clear of all liens, to all Eligible Assets immediately prior to the payment thereof to the Reinsurer in accordance with Section 4.1.

Section 17.2    Covenants of the Ceding Company.

(a)    Administration and Claims Practices.

(i)    In the administration and claims practices relating to the Reinsured Policies (the “Administrative Practices”), the Ceding Company shall (A) use the skill and diligence commonly expected from qualified personnel performing such duties for similarly sized Canadian life insurance companies; (B) act in accordance with the Ceding Company’s internal company guidelines as in effect on the Effective Date; (C) be in conformance with Applicable Law in all material respects; and (D) act in a manner consistent with its existing administrative and claims practices in effect on the Effective Date and in any case with no less skill, diligence and expertise as the Ceding Company applies to servicing its other business, including those claims practices in existence for Third Party Reinsurance (each, an “Existing Practice”); notwithstanding the foregoing, the Ceding Company shall not be in breach of this Section 17.1(a)(i) unless either (Y) the Reinsurer shall have notified the Ceding Company in writing of the Ceding Company’s failure to perform its obligations under this Section 17.1(a)(i) (which written notice shall describe such failure with reasonable particularity) or (Z) an officer of the Ceding Company with direct responsibility for its administrative services, or any senior officer of the Ceding Company, has actual knowledge that the Ceding Company has failed to perform its obligations under this Section 17.1(a)(i), and in either case the Ceding Company shall have failed to cure such breach within thirty (30) days following receipt of such notice or such actual knowledge.

(ii)    An Existing Practice may be reasonably modified from time to time, except that, to the extent the Ceding Company modifies an Existing Practice from time to time following the Effective Date (an Existing Practice, as modified from time to time, a “Then Current Practice”), the Ceding Company shall act in accordance and consistent with the Then Current Practice; provided, that, if a Then Current Practice would materially adversely affect the rights, remedies and position of the Reinsurer, the

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Ceding Company shall obtain the consent of the Reinsurer (which consent shall not be unreasonably withheld or delayed) prior to applying the Then Current Practice to the Reinsured Policies.

(b)    Reinsured Policies.  In all instances as they relate to the Reinsured Policies:

(i)    The Ceding Company shall not, and shall cause its Affiliates not to (A) change agent commission and compensation schedules, (B) adopt or implement any program that is expected to result in an increase in lapses, exchanges, replacements or Conversions under the Reinsured Policies or (C) change coverage options or premiums (except as contemplated by Section 17.2(g) hereof), including coverage options for End of Term Conversions, in each case under (A), (B) and (C) without notifying the Reinsurer in advance of any such action and obtaining the Reinsurer’s prior written consent (which shall not be unreasonably withheld or delayed).

(ii)    The Ceding Company and the Reinsurer shall reasonably cooperate on any proposals for pricing or coverage changes proposed by either Party, including making any rate and form filings or other regulatory filings that impact pricing or premiums under the Reinsured Policies provided, however, the Ceding Company shall have final approval authority in its discretion over any proposal brought by the Reinsurer pursuant to this Section 17.2(b)(ii).

(iii)    The Ceding Company shall notify the Reinsurer of any information known to the Ceding Company, including any third party or regulatory actions and management decisions reasonably anticipated to adversely and materially impact the economics of the Reinsured Policies for the Reinsurer. Such notification shall be made within five (5) Business Days after the information becomes known to the Ceding Company. The Parties agree and acknowledge that the Ceding Company’s relationship with the Reinsurer shall in all respects be governed by a duty of utmost good faith. At all times during the term of this Agreement, the Ceding Company shall (i) administer, manage and oversee the Reinsured Policies and the Covered Liabilities, and (ii) perform all its obligations to the Reinsurer under this Agreement, in a manner consistent with its utmost good faith obligations.

(c)    Third Party Reinsurance.

(i)    The Ceding Company shall not, without the Reinsurer’s prior approval (which approval shall not be unreasonably or arbitrarily withheld, conditioned or delayed), (A) terminate or materially modify any existing Third Party Reinsurance or (B) purchase new third party reinsurance for the Reinsured Policies.

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(ii)    The Ceding Company shall use commercially reasonable efforts to maintain its existing Third Party Reinsurance from and after the Effective Date, consistent with the existing practice of the Ceding Company in effect on the Effective Date.

(d)    Reporting.  To the extent not prohibited by Applicable Law, the Ceding Company will provide all reports it is required to deliver under this Agreement (including, without limitation, each Monthly Report and Quarterly Report) not later than the last date on which such report is required to be so delivered, except that the Ceding Company shall not be in breach of this Section 17.2(d) unless either (i) the Reinsurer shall have notified the Ceding Company in writing of its failure to timely deliver such report or (ii) a officer of the Ceding Company with direct responsibility for the preparation and delivery of such report has actual knowledge that the report was not delivered when due, and in either case the Ceding Company shall have failed to deliver such information within thirty (30) days following receipt of such notice or actual knowledge.

(e)    Policy Data.  Within six (6) months of the date hereof, the Ceding Company shall provide to the Reinsurer a schedule containing a list of Policies with Original Initial Level Premium Periods ending on or after January 1, 2017.

(f)    Books and Records.  The Ceding Company shall maintain and implement reasonable administrative and operating procedures with respect to records relating to the Reinsured Policies and shall keep and maintain all material documents, books, records and other information reasonably necessary for the maintenance of the Reinsured Policies, which documents, books, records and other information will be accurately maintained in all material respects throughout the term of this Agreement.

Section 17.3    Representations and Warranties of the Reinsurer.

(a)    Organization, Standing and Authority of the Reinsurer.  The Reinsurer is a special purpose long term insurance company duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the operations of its business as they are proposed to be conducted. The Reinsurer has obtained all authorizations and approvals required under Applicable Law to enter into and perform the obligations contemplated of the Reinsurer under this Agreement and the Reinsurer shall maintain throughout the term of this Agreement all licenses, permits or other permissions of any Governmental Authority that shall be required in order to perform the obligations of the Reinsurer hereunder.

(b)    Authorization.  The Reinsurer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Reinsurer of this Agreement, and the performance by the Reinsurer of its obligations under this Agreement, have been duly authorized by all necessary

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corporate action and do not require any further authorization, action or consent of the Reinsurer or its stockholder. This Agreement, when duly executed and delivered by the Reinsurer, subject to the due execution and delivery by the Ceding Company, will be a valid and binding obligation of the Reinsurer, enforceable against the Reinsurer in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting enforcement of creditors’ rights and to general equity principles.

(c)    No Conflict or Violation.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of the Reinsurer, or (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Authority against, or binding upon, or any agreement with, or condition imposed by, any Governmental Authority, foreign or domestic, binding upon the Reinsurer, except when any such violation would not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

(d)    Absence of Litigation.  There is no action, suit, proceeding or investigation pending or threatened that questions the legality of the transactions contemplated by this Agreement or that would prevent consummation of the transactions contemplated by this Agreement or the performance by the Reinsurer of its obligations hereunder.

(e)    Good and Marketable Title to Trust Assets.  The Reinsurer will have good and marketable title, free and clear of all liens, to all Trust Assets immediately prior to the deposit thereof in the Trust Account.

ARTICLE XVIII

INDEMNIFICATION

Section 18.1    Indemnification.

(a)    The Ceding Company shall indemnify, defend and hold harmless the Reinsurer and its directors, officers, employees, agents, representatives, successors, permitted assigns and Affiliates from and against any and all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages reasonably and actually incurred by the Reinsurer (collectively, “Indemnification Claims”) relating to this Agreement to the extent arising from:

(i)    any breach or falsity of any representation, warranty or covenant of the Ceding Company; or

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(ii)    the breach of or failure to perform any of the duties, obligations, covenants or agreements of the Ceding Company contained in this Agreement.

(b)    The Reinsurer agrees to indemnify and hold harmless the Ceding Company and its directors, officers, employees, agents, representatives, successors, permitted assigns and Affiliates from and against any and all Indemnification Claims relating to this Agreement to the extent arising from:

(i)    any breach or falsity of any representation, warranty or covenant of the Reinsurer; or

(ii)    the breach of or failure to perform any of the duties, obligations, covenants or agreements of the Reinsurer contained in this Agreement.

ARTICLE XIX

LICENSES, REGULATORY MATTERS

Section 19.1    Licenses.

(a)    At all times during the term of this Agreement, each of the Reinsurer and the Ceding Company, respectively agrees that it shall hold and maintain all licenses and authorities required under Applicable Laws to perform its respective obligations hereunder unless otherwise mutually agreed by the parties.

(b)    At all times during the term of this Agreement, the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law, deposit in trust all such Trust Assets or otherwise to take all action that may be necessary so that at all times the Ceding Company shall receive full Financial Statement Credit.

Section 19.2    Regulatory Matters.

(a)    If Ceding Company or Reinsurer receives notice of, or otherwise becomes aware of any inquiry, investigation, examination, audit or proceeding outside the ordinary course of business by Governmental Authorities, relating to the Reinsured Policies or the reinsurance provided hereunder, the Ceding Company or Reinsurer, as applicable, shall promptly notify the other party thereof.

(b)    If Ceding Company or Reinsurer receives notice of, or otherwise becomes aware of any enforcement action by any Governmental Authority arising out of any

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inquiry, investigation, examination, audit or proceeding by such Governmental Authority, the Ceding Company or Reinsurer, as applicable, shall promptly notify the other party thereof, and the Parties shall cooperate to resolve such matter.

ARTICLE XX

DURATION OF AGREEMENT; TERMINATION

Section 20.1    Duration.  This Agreement shall automatically terminate if, at such time, there are no Covered Liabilities and the Reinsurance Trust Agreement has been terminated in accordance with the terms and conditions provided therein.

Section 20.2    Termination by Mutual Consent.  This Agreement shall be terminated by the mutual written consent of the Reinsurer and the Ceding Company, which writing shall state the effective date and relevant terms of termination, provided that the Reinsurance Trust Agreement has been terminated in accordance with the terms and conditions provided therein.

Section 20.3    Termination by the Reinsurer.

(a)    From and after the third anniversary date of the Effective Date, the Reinsurer may terminate this Agreement in the event of Ceding Company’s failure to pay to Reinsurer any undisputed amounts owed under this Agreement. Reinsurer must provide written notice to Ceding Company containing sufficient information to inform Ceding Company of the details relating to its failure to pay. Ceding Company shall have sixty (60) calendar days from the receipt of the notice to make payment of any such undisputed amounts owed or make arrangements for payment satisfactory to Reinsurer. Following the sixty (60) day cure period, if Ceding Company has not paid any such undisputed amounts owed or made arrangements for payment satisfactory to Reinsurer, Reinsurer may provide written notice to Ceding Company terminating this Agreement, effective upon the date that Reinsurer makes the Commutation Payment to Ceding Company. Notwithstanding the above, if Ceding Company disputes the amount owed, the sixty (60) day cure period referenced above will begin only after a final determination is made by a court of law, pursuant to Section 14, that the disputed amounts are owed to the Reinsurer.

(b)    Upon termination of this Agreement under Section 20.3(a), no further risks shall be ceded or assumed under this Agreement and Reinsurer shall not be liable for any losses occurring on and after the termination effective date. In the event of notice of termination under Section 20.3(a), Ceding Company will be entitled to the Commutation Payment in the same manner as provided in Section 11.5 and Reinsurer will be entitled to the Recapture Fee in the same manner as provided in Section 11.3.

Section 20.4    No Termination Upon Change of Control.  For the avoidance of doubt, a Change of Control, sale or merger of the Reinsurer shall not result in termination of this Agreement.

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Section 20.5    Survival.  Notwithstanding the other provisions of this Article XX, the terms and conditions of Articles I, IV, V, VIII, X, XI, XII, XIV, XV, XVI, XX and XXI shall remain in full force and effect after termination of this Agreement.

ARTICLE XXI

MISCELLANEOUS

Section 21.1    Entire Agreement.  This Agreement represents the entire agreement between the Reinsurer and the Ceding Company concerning the business reinsured hereunder. There are no understandings between the Reinsurer and the Ceding Company other than as expressed in this Agreement and the Reinsurance Trust Agreement.

Section 21.2    Amendments.

(a)    Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by each party to this Agreement. Any change or modification to this Agreement shall be null and void unless made by an amendment hereto signed by each party to this Agreement.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 21.3    Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Ceding Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 21.4    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to the principles of conflicts of law thereof.

Section 21.5    Notices.  Any notice and other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, on the date shown on the receipt therefore, as follows:

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if to the Ceding Company:

Primerica Life Insurance Company of Canada

2000 Argentia Road

Plaza V, Suite 300

Mississauga, Ontario L5N 2R7

with copies to (which shall not constitute notice to the Ceding Company for purposes of this Section 21.5):

Primerica Life Insurance Company

3120 Breckinridge Blvd.

Duluth, Georgia 30099

Attention: General Counsel

if to the Reinsurer:

Financial Reassurance Company 2010, Ltd

Emporium Building

69 Front Street

Hamilton HM 12, Bermuda

with copies to (which shall not constitute notice to the Reinsurer for purposes of this Section 21.5):

Robert Sullivan, Esq.

Susan Sutherland, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Either Party may change the names or addresses where notice is to be given by providing notice to the other Party of such change in accordance with this Section 21.5.

Section 21.6    Consent to Jurisdiction.  Subject to the terms and conditions of Article XIV, the Parties agree that in the event of the failure of either Party to perform its obligations under the terms of this Agreement, the Party so failing to perform, at the request of the other Party, shall submit to the jurisdiction of any court of competent jurisdiction in the Province of Ontario and shall comply with all requirements necessary to give such court jurisdiction, and shall abide by the final decision of such court or of any appellate court in the event of an appeal.

Section 21.7    Service of Process.  The Reinsurer hereby designates its Chief Legal Counsel, at the address listed above in Section 21.5, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. The Ceding Company hereby designates its General Counsel and Corporate Secretary, at the address listed above in Section 21.5, as its true and lawful

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attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsurer.

Section 21.8    Assignment.

(a)    This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Neither Party may novate or assign any of its rights, remedies, interests, powers and privileges, or novate or delegate any of its duties or obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    Notwithstanding any other provision in this Agreement to the contrary, the Reinsurer shall have the right to retrocede all or a portion of the Reinsured Policies under this Agreement.

Section 21.9    Captions.  The captions contained in this Agreement are for reference only and are not part of the Agreement.

Section 21.10    Treatment of Confidential Information.  The Parties agree that, other than as contemplated by this Agreement and to the extent permitted or required to implement the transactions contemplated hereby, the Parties will keep confidential and will not use or disclose the other Party’s Confidential Information or the terms and conditions of this Agreement, including, without limitation, the exhibits and schedules hereto, except as otherwise required by Applicable Law or any order or ruling of any provincial insurance regulatory authority, the OSFI or any other Governmental Authority; provided, however, that the Reinsurer may disclose Confidential Information to its Representatives in connection with the exercise of its rights under Article XII; provided, further, that either party may disclose, with the other party’s written consent, Confidential Information to any person other than its Representatives who agrees to (i) hold such Confidential Information in strict confidence as if such person were a Party to this Agreement and (ii) use such Confidential Information solely for the limited purpose of evaluating a potential purchase, merger or Change of Control of such Party. Without limiting the generality of the foregoing, neither the Reinsurer nor any Affiliates of the Reinsurer shall utilize any Confidential Information regarding Policyholders for the purpose of soliciting Policyholders for the sale of any insurance policies or other products or services. The parties agree that any violation or threatened violation of this Section 21.10 may cause irreparable injury to a party and that, in addition to any other remedies that may be available, each party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Section 21.10, or a continuation of any such breach by the other party or any person provided with Confidential Information, specific performance and other such relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder. For purposes of this Agreement, “Confidential Information” means all documents and information concerning one Party, any of its Affiliates, the Covered Liabilities or the Reinsured Policies, including any information relating to any person insured directly or indirectly under the Reinsured Policies, furnished to the other Party or such other Party’s Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, except that

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Confidential Information shall not include information which: (a) at the time of disclosure or thereafter is generally available to and known by the public other than by way of a wrongful disclosure by a Party or by any representative of a Party; (b) was available on a non confidential basis from a source other than the Parties or their representatives, provided that such source is not and was not bound by a confidentiality agreement with a Party; or (c) was independently developed without violating any obligations under this Agreement and without the use of any Confidential Information. For the purposes of this Agreement, “Change of Control” means the acquisition of ten percent (10%) or more of the voting securities of a Party or any parent of such Party, or any other acquisition that is deemed to be a Change of Control by applicable insurance regulatory authorities of the state of domicile of such Party.

Section 21.11    No Waiver; Preservation of Remedies.  No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other Party hereunder. Failure on the part of any Party to complain of any act or failure to act of any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first Party of any of its rights hereunder.

Section 21.12    Calendar Days.  To the extent that any calendar day on which a deliverable pursuant to this Agreement is due is not a Business Day, such deliverable will be due the next Business Day.

Section 21.13    Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and either of the Parties may execute this Agreement by signing such counterpart. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 21.14    Incontestability.  In consideration of the mutual covenants and agreements contained herein, each party hereto does hereby agree that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 21.15    Interpretation.

(a)    When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this Agreement.

(c) In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Reinsurance Trust Agreement, the terms of the latter shall in each and every instance prevail, except that, to the extent that the Investment Guidelines are more restrictive than the list of assets in Schedule A to the Reinsurance Trust Agreement, the Investment Guidelines shall prevail.

Section 21.16    Reasonableness.  Each of the parties will act reasonably and in good faith on all matters within the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed this 31st day of March, 2010.

Primerica Life Insurance Company of Canada

By:	/s/ John A. Adams
	Name:	John A. Adams
	Title:	EVP and CEO

Financial Reassurance Company 2010, Ltd

By:	/s/ Reza Shah
	Name:	Reza Shah
	Title:	President

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